Exhibit 4.1

RIGHTS AGREEMENT

THIS RIGHTS AGREEMENT (this “Agreement”) is made as of March 28, 2023 between Trailblazer Merger Corporation I, a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as rights agent (the “Rights Agent”).

WHEREAS, the Company has received a firm commitment from LifeSci Capital LLC and Ladenburg Thalmann & Co. Inc. (the “Representatives”), as representatives of the several underwriters, to purchase up to an aggregate of 6,000,000 units, and up to an additional 900,000 units to cover over-allotments (collectively, the “Units”), comprised of one share of our Class A common stock (the “Common Stock”) and one right to receive one-tenth (1/10) of a share of Class A common stock upon the consummation of an initial business combination (the “Public Rights”) (the “Public Offering”);

WHEREAS, simultaneously with the consummation of the Public Offering, the Company will issue and deliver up to an aggregate of 363,000 rights underlying private units, and up to an additional 31,500 units to cover over-allotments (the “Private Rights”) and, together with the Public Rights, the “Rights”);

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-1, File No. 333-265914 (the “Registration Statement”), for the registration, under the Securities Act of 1933, as amended (the “Act”) of, among other securities, the Rights and the shares of Common Stock issuable to the holders of the Rights;

WHEREAS, the Company desires the Rights Agent to act on behalf of the Company, and the Rights Agent is willing to so act, in connection with the issuance, registration, transfer and exchange of the Rights;

WHEREAS, the Company desires to provide for the form and provisions of the Rights, the terms upon which they shall be issued, and the respective rights, limitation of rights, and immunities of the Company, the Rights Agent, and the holders of the Rights; and

WHEREAS, all acts and things have been done and performed that are necessary to make the Rights, when executed on behalf of the Company and countersigned by or on behalf of the Rights Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.             Appointment of Rights Agent. The Company hereby appoints the Rights Agent to act as agent for the Company for the Rights, and the Rights Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2.             Rights.

2.1       Form of Right. Each Right shall be issued in registered or book entry form only, shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein, and shall be signed by, or bear the electronic signature of, the Chairman of the Board or Chief Executive Officer and Treasurer, Secretary or Assistant Secretary of the Company and shall bear the Company’s seal, if any. In the event the person whose electronic signature has been placed upon any Right shall have ceased to serve in the capacity in which such person signed the Right before such Right is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2       Effect of Countersignature. Except with respect to uncertificated Rights as described above, unless and until countersigned by the Rights Agent pursuant to this Agreement, a registered Right shall be invalid and of no effect and may not be exchanged for shares of Common Stock.

2.3       Registration.

2.3.1       Right Register. The Rights Agent shall maintain books (the “Right Register”) for the registration of original issuance and the registration of transfer of the Rights. Upon the initial issuance of the Rights, the Rights Agent shall issue and register the Rights in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Rights Agent by the Company.

2.3.2       Registered Holder. Prior to due presentment for registration of transfer of any Right, the Company and the Rights Agent may deem and treat the person or entity in whose name such Right shall be registered upon the Right Register (the “registered holder”) as the absolute owner of such Right and of each Right represented thereby (notwithstanding any notation of ownership or other writing on the Right certificate made by anyone other than the Company or the Rights Agent), for the purpose of the exchange thereof, and for all other purposes, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary.

2.4       Detachability of Rights. The securities comprising the Units, including the Rights, will automatically separate and begin separate trading on the fifty-second (52nd) day after the date hereof unless the Representatives inform the Company and the Rights Agent of their decision to allow earlier separate trading, but in no event will separate trading of the securities comprising the Units begin until (i) the Company files a Current Report on Form 8-K which includes an audited balance sheet reflecting the receipt by the Company of the gross proceeds of the Public Offering including the proceeds received by the Company from the exercise of the over-allotment option, if the over-allotment option is exercised on the date hereof, and (ii) the Company issues a press release announcing when such separate trading shall begin.

3.             Terms and Exchange of Rights.

3.1       Rights. Each Right shall entitle the holder thereof to receive one-tenth (1/10) of one share of Common Stock upon the happening of the Exchange Event (as defined below). No additional consideration shall be paid by a holder of Rights in order to receive his, her or its shares of Common Stock upon the Exchange Event as the purchase price for such shares of Common Stock has been included in the purchase price for the Units. In no event will the Company be required to net cash settle the Rights or issue fractional shares of Common Stock. The provisions of this Section 3.1 may not be modified, amended or deleted without the prior written consent of the Representatives.

3.2       Exchange Event. The “Exchange Event” shall be the Company’s consummation of an initial Business Combination (as defined in the Company’s Amended and Restated Certificate of Incorporation).

3.3       Exchange of Rights.

3.3.1       Issuance of Shares of Common Stock. As soon as practicable upon the occurrence of the Exchange Event, the Company shall direct holders of the Rights to return their Rights Certificates to the Rights Agent. If the Company is not the surviving entity in a Business Combination, the holder of Rights must affirmatively elect to such conversion. Upon receipt of a valid Rights Certificate, the Rights Agent shall issue to the registered holder of such Right(s) the number of full shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it. Notwithstanding the foregoing, or any provision contained in this Agreement to the contrary, in no event will the Company be required to net cash settle the Rights. The Company shall not issue fractional shares upon exchange of Rights. At the time of the Exchange Event, the Company will instruct the Rights Agent to round down to the nearest whole share of Common Stock or otherwise inform it how fractional shares will be addressed in accordance with Delaware law.

3.3.2       Valid Issuance. All shares of Common Stock issued upon an Exchange Event in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

3.3.3       Date of Issuance. Each person in whose name any such certificate or book-entry position for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares on the date of the Exchange Event, irrespective of the date of delivery of such certificate or book-entry position.

3.3.4       Company Not Surviving Following Exchange Event. If the Exchange Event results in the Company not continuing as the surviving company, the definitive agreement will provide for the holders of Rights to receive the same per share consideration as the holders of the Common Stock will receive in connection with the Exchange Event, for the number of shares such holder is entitled to pursuant to Section 3.1 above, and each holder of a Right will be required to affirmatively convert his, her or its Rights in order to receive the one-tenth (1/10) of one share underlying each Right (without paying any additional consideration) upon consummation of the Exchange Event.

3.4       Duration of Rights. If an Exchange Event does not occur within the time period set forth in the Company’s Amended and Restated Certificate of Incorporation, as the same may be amended from time to time, the Rights shall expire and shall be worthless.

4.             Transfer and Exchange of Rights.

4.1       Registration of Transfer. The Rights Agent shall register the transfer, from time to time, of any outstanding Right upon the Right Register, upon surrender of such Right for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Right representing an equal aggregate number of Rights shall be issued and the old Right shall be cancelled by the Rights Agent.

4.2       Procedure for Surrender of Rights. Rights may be surrendered to the Rights Agent, together with a written request for exchange or transfer, and thereupon the Rights Agent shall issue in exchange therefor one or more new Rights as requested by the registered holder of the Rights so surrendered, representing an equal aggregate number of Rights; provided, however, that in the event that a Right surrendered for transfer bears a restrictive legend and the new Rights to be issued will not bear a restrictive legend, the Rights Agent shall not cancel such Right and issue new Rights in exchange therefor until the Rights Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating no restrictive legend is required.

4.3       Fractional Rights. The Rights Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a Right certificate for a fraction of a Right.

4.4       Service Charges. No service charge shall be made for any exchange or registration of transfer of Rights.

4.5       Right Execution and Countersignature. The Rights Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Rights required to be issued pursuant to the provisions of this Section 4, and the Company, whenever required by the Rights Agent, will supply the Rights Agent with Rights duly executed on behalf of the Company for such purpose.

4.6       Adjustments to Conversion Ratios. The number of shares of Common Stock that the holders of Rights are entitled to receive as a result of the occurrence of an Exchange Event shall be equitably adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the shares of Common Stock occurring on or after the date hereof and prior to the Exchange Event.

5.             Other Provisions Relating to Rights of Holders of Rights.

5.1       No Rights as Shareholder. Until the exchange of a Right for shares of Common Stock as provided for herein, a Right does not entitle the registered holder thereof to any of the rights of a shareholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of the Company or any other matter.

5.2       Lost, Stolen, Mutilated, or Destroyed Rights. If any Right is lost, stolen, mutilated, or destroyed, the Company and the Rights Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Right, include the surrender thereof), issue a new Right of like denomination, tenor, and date as the Right so lost, stolen, mutilated, or destroyed. Any such new Right shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Right shall be at any time enforceable by anyone.

5.3       Reservation of Shares of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the exchange of all outstanding Rights issued pursuant to this Agreement.

6.             Concerning the Rights Agent and Other Matters.

6.1       Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Rights Agent in respect of the issuance or delivery of shares of Common Stock upon the exchange of Rights, but the Company shall not be obligated to pay any transfer taxes in respect of the Rights or such shares.

6.2       Resignation, Consolidation, or Merger of Rights Agent.

6.2.1       Appointment of Successor Rights Agent. The Rights Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Rights Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Rights Agent in place of the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Rights Agent or by the holder of the Right (who shall, with such notice, submit his, her or its Right for inspection by the Company), then the holder of any Right may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Rights Agent at the Company’s cost. Any successor Rights Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Rights Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Rights Agent with like effect as if originally named as Rights Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Rights Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Rights Agent all the authority, powers, and rights of such predecessor Rights Agent hereunder; and upon request of any successor Rights Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Rights Agent all such authority, powers, rights, immunities, duties, and obligations.

6.2.2       Notice of Successor Rights Agent. In the event a successor Rights Agent shall be appointed, the Company shall give notice thereof to the predecessor Rights Agent and the transfer agent for the shares of Common Stock not later than the effective date of any such appointment.

6.2.3       Merger or Consolidation of Rights Agent. Any corporation into which the Rights Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Rights Agent shall be a party shall be the successor Rights Agent under this Agreement without any further act.

6.3       Fees and Expenses of Rights Agent.

6.3.1       Remuneration. The Company agrees to pay the Rights Agent reasonable remuneration for its services as such Rights Agent hereunder and will reimburse the Rights Agent upon demand for all expenditures that the Rights Agent may reasonably incur in the execution of its duties hereunder.

6.3.2       Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Rights Agent for the carrying out or performing of the provisions of this Agreement.

6.4       Liability of Rights Agent.

6.4.1       Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Rights Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer or Chief Financial Officer and delivered to the Rights Agent. The Rights Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

6.4.2       Indemnity. The Rights Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith. Subject to Section 6.6 below, the Company agrees to indemnify the Rights Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Rights Agent in the execution of this Agreement except as a result of the Rights Agent’s gross negligence, willful misconduct, or bad faith.

6.4.3       Exclusions. The Rights Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Right (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Right; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Right or as to whether any shares of Common Stock will, when issued, be valid and fully paid and nonassessable.

6.5       Acceptance of Agency. The Rights Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth.

6.6       Waiver. The Rights Agent hereby waives any right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Rights Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever.

7.             Miscellaneous Provisions.

7.1       Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns.

7.2       Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Right to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Rights Agent), as follows:

Trailblazer Merger Corporation I
510 Madison Avenue, Suite 1401
New York, NY 10022
Attn: Arie Rabinowitz
E-mail: arabin@lhfin.com

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Right or by the Company to or on the Rights Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Rights Agent with the Company), as follows:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004-1561
Attn: Legal Department
Email: Compliance@continentalstock.com

and

Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Attn: Alexandria E. Kane, Esq.

and

LifeSci Capital LLC
250 West 55th Street, Suite 3401
New York, New York 10019
Attn: David Dobkin

and

Ladenburg Thalmann & Co. Inc.
640 Fifth Avenue, 4th Floor
New York, NY 10019
Attn: Jeffrey Caliva

and

Haynes and Boone LLP
30 Rockefeller Plaza, 26th Floor
New York, NY 10112
Attn: Rick A. Werner, Esq.

7.3       Applicable Law. The validity, interpretation, and performance of this Agreement and of the Rights shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Subject to applicable law, the Company and the Rights Agent hereby agree that any action, proceeding or claim against either of them arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive forum for any such action, proceeding or claim. The Company and the Rights Agent hereby waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum, or any complaint asserting a cause of action arising under the Securities Act against the Company or any of the Company’s directors, officers, other employees or agents.

Any person or entity purchasing or otherwise acquiring any interest in the Rights shall be deemed to have notice of and to have consented to the forum provisions in this Section 7.3. If any action, the subject matter of which is within the scope the forum provisions above, is filed in a court other than a court located within the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any Rights holder, such Rights holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such Rights holder in any such enforcement action by service upon such Rights holder’s counsel in the foreign action as agent for such Rights holder.

7.4       Persons Having Rights under this Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the registered holders of the Rights and, for the purposes of Sections 3.1, 7.4 and 7.8 hereof, the Representatives, any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. The Representatives shall be deemed to be a third-party beneficiary of this Agreement with respect to Sections 3.1, 7.4 and 7.8 hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto (and the Representatives with respect to Sections 3.1, 7.4 and 7.8 hereof) and their successors and assigns and of the registered holders of the Rights.

7.5       Examination of Rights Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Rights Agent in the County of New York, State of New York, for inspection by the registered holder of any Right. The Rights Agent may require any such holder to submit his, her or its Right for inspection by it.

7.6       Counterparts. This Agreement may be executed in any number of original or electronic counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

7.7       Effect of Headings. The Section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

7.8       Amendments. This Agreement may be amended by the parties hereto without the consent of any registered holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders in any material respect. All other modifications or amendments shall require the written consent or vote of the registered holders of a majority of the then outstanding Rights. The provisions of this Section 7.8 may not be modified, amended or deleted without the prior written consent of the Representatives.

7.9       Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

TRAILBLAZER MERGER CORPORATION I

By:	/s/ Arie Rabinowitz
	Name:	Arie Rabinowitz
	Title:	Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Erika Young
	Name:	Erika Young
	Title:	Vice President

Signature Page to Rights Agreement

EXHIBIT A

Form of Rights Certificate